Exhibit 99.1

Contact:

Media: Laurine Jue (509) 495-2510 laurine.jue@avistacorp.com

Investors: John Wilcox (509) 495-4171 john.wilcox@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Financial Results for Second Quarter and Year-to-Date 2020, and Confirms 2020 Earnings Guidance

SPOKANE, Wash. – Aug. 5, 2020, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $17.5 million, or $0.26 per diluted share for the second quarter of 2020, compared to $25.3 million, or $0.38 per diluted share for the second quarter of 2019. For the six months ended June 30, 2020, net income attributable to Avista Corp. shareholders was $65.9 million, or $0.98 per diluted share, compared to $141.1 million, or $2.14 per diluted share for the six months ended June 30, 2019.

"Avista continues to actively monitor and manage through the COVID-19 pandemic. Avista is still working hard to define what the ‘new normal’ looks like – for our business, our employees, our customers, and our communities. We’ve developed new policies, procedures, and protocols to meet various state mandates across our service area to help ensure the safety of our employees to provide the energy that’s so essential to our customers. As always, our top priority is to preserve the health and safety of our customers, employees, contractors and communities,” said Dennis Vermillion, president and chief executive officer of Avista Corp.

“Our business continuity plans have successfully allowed important work to continue to be completed during the five months since this global crisis began. Yet, we know that many of our customers have been hard hit, and we’re taking intentional measures to support them. Recently, the Avista Foundation provided more than $500,000 to support 37 different organizations throughout our service area. So far in 2020, our Foundation has provided more than $1.5 million to help those in need,” Vermillion added.

"With respect to results, our second quarter consolidated earnings were in line with expectations. Avista Utilities experienced lower utility margin from a reduction in customer loads, mostly offset by lower than expected operating costs.

“AEL&P’s earnings were on track for the second quarter and we expect them to meet the full year expectations. While the COVID-19 pandemic and a challenged Alaska economy may introduce unpredictability into the remainder of 2020, AEL&P has the capacity to manage costs to adapt.

"Our other businesses experienced a net loss during the second quarter due to net losses on equity investments."

“We are confirming our consolidated earnings guidance for the year in a range of $1.75 to $1.95 per diluted share,” Vermillion said.

Summary Results: Avista Corp.’s results for the second quarter of 2020 and the six months ended June 30, 2020, (year-to-date) as compared to the respective periods in 2019 are presented in the table below (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	2020	2019	2020	2019
Net Income (loss) by Business Segment:
Avista Utilities	$17,605	$21,219	$63,584	$133,120
AEL&P	1,328	1,076	4,723	4,628
Other	(1,480)	3,024	(2,430)	3,365
Total net income attributable to Avista Corp. shareholders	$17,453	$25,319	$65,877	$141,113
Earnings per Diluted Share by Business Segment:
Avista Utilities	$0.26	$0.32	$0.95	$2.02
AEL&P	0.02	0.02	0.07	0.07
Other	(0.02)	0.04	(0.04)	0.05
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.26	$0.38	$0.98	$2.14

Analysis of 2020 Consolidated Earnings

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the second quarter and the six months ended June 30, 2020 (year-to-date) as compared to the same periods in 2019, as well as the various factors, shown on an after-tax basis, that caused such change (dollars in thousands, except per-share data):

	Second Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2019 consolidated earnings	$25,319	$0.38	$141,113	$2.14
Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	(1,796)	(0.03)	4,430	0.07
Natural gas utility margin (including intracompany) (c)	1,772	0.03	2,208	0.03
Other operating expenses (d)	1,116	0.02	(6,854)	(0.10)
Merger transaction costs (e)	9	—	13,293	0.19
Depreciation and amortization (f)	(6,457)	(0.10)	(8,356)	(0.13)
Interest expense	99	—	(455)	(0.01)
Merger termination fee (g)	—	—	(79,254)	(1.18)
Other (h)	(1,413)	(0.03)	(521)	(0.01)
Effective income tax rate (i)	3,056	0.05	5,973	0.09
Dilution on earnings	n/a	—	n/a	(0.02)
Total Avista Utilities	(3,614)	(0.06)	(69,536)	(1.07)
AEL&P earnings	252	—	95	—
Other businesses earnings (j)	(4,504)	(0.06)	(5,795)	(0.09)
2020 consolidated earnings	$17,453	$0.26	$65,877	$0.98

(a)

The tax impact of each line item was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent. See item (e) below for further discussion of the merger transaction costs and our effective tax rate.

(b)	Electric utility margin (operating revenues less resource costs) decreased for the second quarter, but increased for the year-to-date and was impacted primarily by the following:
•

An increase in net power supply costs in the second quarter as compared to the second quarter 2019. For the year-to-date 2020 there was a decrease in net power supply costs caused by a decrease in power purchased prices and thermal fuel costs. In the second quarter of 2020 we recognized a pre-tax benefit of $0.4 million under the ERM compared to a benefit of $6.0 million for the second quarter of 2019. For the six months ended June 30, 2020, we recognized a pre-tax benefit of $5.6 million under the ERM compared to a benefit of $3.5 million for the six months ended June 30, 2019. For the full year of 2020, we expect to be in a benefit position under the ERM within the 90 percent customer/10 percent Company sharing band.

•

When compared to normal, there was a decrease in overall load of approximately 6 percent, which consisted of approximately a 10 percent decrease in commercial and a 14 percent decrease in industrial, which was partially offset by an increase of 4 percent in residential load in the second quarter of 2020, mainly due to COVID-19. A portion of these loads are not covered by our decoupling mechanisms.

•	Customer growth, which contributed additional retail electric revenue in the second quarter and year-to-date 2020.
•	General rate increase in Washington, effective April 1, 2020.
•

In the first quarter 2020 we had an accrual of $1.4 million for customer refunds related to our 2015 Washington general rate case that was remanded back to the Washington Commission (WUTC) during 2019.

(c)	Natural gas utility margin (operating revenues less resource costs) increased for the second quarter and year-to-date 2020 and was impacted primarily by the following:
•	General rate increases in Oregon, effective Jan. 15, 2020 and Washington, effective April 1, 2020.
•	Customer growth, which contributed additional retail natural gas revenue in the second quarter and year-to-date 2020.
•	The above increases were partially offset by an accrual of $3.6 million in the first quarter related to our 2015 Washington general rate case that was remanded back to the WUTC during 2019.
(d)	Other operating expenses for the second quarter of 2020 decreased as a result of decreases in generation and distribution operating and maintenance costs, primarily due to the timing of maintenance projects. This was partially offset by an increase in bad debt expense. Additionally, there was a $7.0 million donation commitment made in the second quarter of 2019 that was a one-time donation. For the year-to-date, other operating expenses increased from increases in generation and distribution operating and maintenance costs, a disallowance from the Washington Commission for the cost of replacement power during an unplanned outage at the Colstrip generating facility in 2018, an accrual for the Colstrip community transition fund associated with the completion of our 2019 Washington general rate cases and an increase in bad debt expense of $3.3 million related to COVID-19.

(e)	There were no merger transaction costs in 2020, compared to $19.7 million pre-tax for 2019.
(f)

Depreciation and amortization increased from additions to utility plant. Also, in the second quarter of 2020 we were able to utilize approximately $10.9 million ($8.4 million when tax-effected) of electric tax benefits to offset costs associated accelerating the depreciation of Colstrip Units 3 & 4 based on a settlement in Washington. This amount was recorded as a one-time increase to depreciation expense in the second quarter of 2020 and was offset with a decrease to income tax expense. In the second quarter of 2019, a similar item was recorded for Idaho in the amount of $6.4 million ($5.1 million when tax-effected).

(g)	As a result of the termination of the proposed merger, Hydro One paid Avista Corp. a $103 million termination fee in January 2019.
(h)	Other increased for the second quarter and year-to-date 2020 primarily due to an increase in property taxes.
(i)

Our effective tax rate was negative 83 percent for the second quarter of 2020, compared to negative 7.5 percent for the second quarter of 2019. For the year-to-date, our effective tax rate was 0.9 percent compared to 16.7 percent in the prior year. The decrease in the tax rate was primarily due to the offset of deferred income taxes against accelerated depreciation for Colstrip as provided in the 2019 Washington general rate case settlement, which was recorded in the second quarter. As mentioned above, this amounted to $8.4 million in 2020 as compared to $5.1 million in 2019. We expect our full year 2020 effective tax rate to be approximately 7 percent.

(j)

The decrease in earnings at our other businesses was primarily related to net losses on investments. Additionally, during the second quarter of 2019 we had a gain on the sale of METALfx of $2.3 million.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures

The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.

The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three and six months ended June 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended June 30, 2020:
Electric	$213,785	$52,092	$161,693	$37,270	$124,423
Natural Gas	74,555	34,977	39,578	9,123	30,455
Less: Intracompany	(20,000)	(20,000)	—	—	—
Total	$268,340	$67,069	$201,271	$46,393	$154,878
For the three months ended June 30, 2019:
Electric	$229,591	$65,564	$164,027	$37,808	$126,219
Natural Gas	72,766	35,491	37,275	8,592	28,683
Less: Intracompany	(12,549)	(12,549)	—	—	—
Total	$289,808	$88,506	$201,302	$46,400	$154,902
For the six months ended June 30, 2020:
Electric	$459,993	$127,623	$332,370	$76,611	$255,759
Natural Gas	224,505	107,955	116,550	26,866	89,684
Less: Intracompany	(38,953)	(38,953)	—	—	—
Total	$645,545	$196,625	$448,920	$103,477	$345,443
For the six months ended June 30, 2019:
Electric	$486,058	$159,445	$326,613	$75,284	$251,329
Natural Gas	237,443	123,764	113,679	26,203	87,476
Less: Intracompany	(55,991)	(55,991)	—	—	—
Total	$667,510	$227,218	$440,292	$101,487	$338,805

(a)	Income taxes for 2019 and 2020 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

Liquidity

We have a $400 million committed line of credit and during the second quarter, we amended and extended, for one additional year, this agreement for a revised expiration date of April 2022, with the option to extend for an additional one-year period. As of June 30, 2020, we had $159.6 million of available liquidity under this line of credit. AEL&P also has $25 million of available liquidity under its committed line of credit that expires in November 2024.

In April 2020, we entered into a credit agreement with two financial institutions in the amount of $100 million with a maturity date of April 2021. We borrowed the entire $100 million available under this agreement, which was held as cash at June 30, 2020, to provide additional liquidity.

During 2020, we expect to issue approximately $165 million of long-term debt and up to $70 million of equity (including $23.9 million issued during the six months ended June 30, 2020) in order to refinance maturing long-term debt and fund planned capital expenditures.

Capital Expenditures and Other Investments

Avista Utilities' capital expenditures were $186 million for the six months ended June 30, 2020, and we expect Avista Utilities' capital expenditures to total about $405 million in 2020. We expect AEL&P's capital expenditures to total about $9 million in 2020. It is possible that prolonged economic restrictions or business interruptions could cause a decrease in our utility capital expenditures.

In addition, we expect to invest about $15 million at our other businesses in 2020 primarily related to non-regulated investment opportunities and economic development projects in our service territory.

2020 Earnings Guidance and Outlook

Avista Corp. is confirming its 2020 earnings guidance to a consolidated range of $1.75 to $1.95 per diluted share.

We are expecting that COVID-19 impacts at Avista Utilities of increased operating expenses, including bad debt, reduced industrial loads, and increased interest expense, will be mostly offset by expected tax benefits from the Coronavirus Aid, Relief, and Economic Security Act and other efforts to identify cost reduction opportunities. We have filed for deferred accounting treatment of net COVID-19 expenses in each of our jurisdictions. In July 2020, the Idaho Commission issued an order that allows us to defer certain costs related to COVID-19, net of any decreased costs and other benefits related to COVID-19. The Idaho Commission will determine the appropriateness and prudency of any deferred expenses when we seek recovery.

We continue to expect to experience regulatory lag until 2023. We filed a general rate case in Oregon in March 2020, and anticipate filing in Washington and Idaho in the fourth quarter of 2020.

We expect Avista Utilities to contribute in the range of $1.77 to $1.89 per diluted share for 2020. The midpoint of our Avista Utilities' guidance range does not include any expense or benefit under the ERM. Our current expectation for the ERM is a benefit position within the 90 percent customer/10 percent Company sharing band, which is expected to add $0.06 per diluted share. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

For 2020, we expect AEL&P to contribute in the range of $0.07 to $0.11 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to have a loss of $0.09 to $0.05 per diluted share.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain. We cannot predict the duration and severity of the COVID-19 global pandemic. The longer and more severe the economic restrictions and business disruption, the greater the impact on our operations, results of operations, financial condition and cash flows.

NOTE: We will host a conference call with financial analysts and investors on Aug. 5, 2020, at 10:30 a.m. ET to discuss this news release. The call will be available at (855) 806-8606, Confirmation number: 7093722#. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Aug. 12, 2020. Call (855) 859-2056, confirmation number 7093722#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 395,000 customers and natural gas to 364,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 17,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

Utility Regulatory Risk

state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives, the ordering of refunds to customers and discretion over allowed return on investment; the loss of regulatory accounting treatment, which could require the write-off of regulatory assets and the loss of regulatory deferral and recovery mechanisms;

Operational Risk

pandemics (including the current COVID-19 pandemic), which could disrupt our business, as well as the global, national and local economy, resulting in a decline in customer demand, deterioration in the creditworthiness of our customers, increases in operating and capital costs, workforce shortages, delays in capital projects, disruption in supply chains, and disruption, weakness and volatility in capital markets. In addition, any of these factors could negatively impact our liquidity and limit our access to capital, among other implications; wildfires ignited, or allegedly ignited, by Avista Corp. equipment or facilities could cause significant loss of life and property, thereby causing serious operational and financial harm to Avista Corp. and our customers; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of fuel, materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that could impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power or incur costs to repair our facilities; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that could cause injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyberattacks or other malicious acts that could disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyberattacks, ransomware, or vandalism that damage or disrupt information technology systems; work-force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska electric utility that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the availability or cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities;

Cyber and Technology Risk

cyberattacks on the operating systems that are used in the operation of our electric generation, transmission and distribution facilities and our natural gas distribution facilities, and cyberattacks on such systems of other energy companies with which we are interconnected, which could damage or destroy facilities or systems or disrupt operations for extended periods of time and result in the incurrence of liabilities and costs; cyberattacks on the administrative systems that are used in the administration of our business, including customer billing and customer service, accounting, communications, compliance and other administrative functions, and cyberattacks on such systems of our vendors and other companies with which we do business, which could result in the disruption of business operations, the release of private information and the incurrence of liabilities and costs; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems;

Strategic Risk

growth or decline of our customer base due to new uses for our services or decline in existing services, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which could be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; entering into or growth of non-regulated activities may increase earnings volatility; the risk of municipalization or other forms of service territory reduction;

External Mandates Risk

changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources, prohibitions or restrictions on new or existing services, or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt fossil fuel fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; failure to identify changes in legislation, taxation and regulatory issues that could be detrimental or beneficial to our overall business; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations;

Financial Risk

weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which could be affected by various factors including our credit ratings, interest rates, other capital market conditions and global economic conditions; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which could affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; economic conditions nationally may affect the valuation of our unregulated portfolio companies; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term climate and weather could materially affect, among other things, customer demand, the volume and timing of streamflows required for hydroelectric generation, costs of generation, transmission and distribution. Increased or new risks may arise from severe weather or natural disasters, including wildfires; industry and geographic concentrations which could increase our exposure to credit risks due to counterparties, suppliers and customers being similarly affected by changing conditions; deterioration in the creditworthiness of our customers;

Energy Commodity Risk

volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that could affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that could limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources;

Compliance Risk

changes in laws, regulations, decisions and policies at the federal, state or local levels, which could materially impact both our electric and gas operations and costs of operations; and the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation